JOINT VENTURE AGREEMENT

This Joint Venture Agreement is made and entered into this 29th day of November 2010, by and between Global Ecology Corporation, a corporation with offices at 96 Park Street, Montclair, New Jersey 07042 (hereinafter referred to as ("GEC") and Isongo Water (Pty), Ltd., with offices at 14 Loftus Road, Murrayfield Park, Mikondeni, Pietermartizburg, 3201 South Africa (hereinafter referred to as ("Isongo").

WHEREAS, GEC has a portfolio of proprietary and licensed technologies focused on point-of-use water purification systems, and water and soil remediation solutions which meet the long and short term water and soil quality requirements of world markets for residential, agricultural, commercial, industrial, and emergency applications.

WHEREAS, Isongo is a company that provides technology, machinery and services for various industries in the country of South Africa.

WHEREAS, GEC and Isongo desire to establish a joint venture company, GEC Africa for the purpose of collaborating on future projects together whereby GEC Africa can utilize the technologies, contacts and business relationships from both GEC and Isongo in addressing specific environmental challenges.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

     1.1  "Person" means a natural individual, partnership, firm, company, corporation, and any other form of business association.

     1.2  "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, through shareholders,  the Board of Directors, or otherwise.

     1.3  "Affiliate" means a Person that directly or indirectly through one or more intermediaries, Controls, or is controlled by, or is in common Control with, the Person specified.

     1.4  "Equipment" means machinery used in the deployment of the technology of Isongo and GEC as it is utilized by GEC Africa.

1.5

"Services" means the use of the technologies from both GEC and Isongo in addressing specific environmental challenges.

1.6

“Party” or “Parties” will mean GEC and/or Isongo

ARTICLE 2.

EFFECTIVE DATE AND TERM OF THIS AGREEMENT

         2.1  Effective Date and Term.  This Joint Venture shall commence on the date first above written and shall continue in existence until terminated, liquidated, or dissolved by law or as hereinafter provided.

ARTICLE 3.

OBLIGATIONS OF THE JOINT VENTURES

     3.1  Obligations of GEC

      (a)GEC shall be responsible for all decisions concerning the use of its technologies as they    are being used by GEC Africa

      (b) GEC will provide a detail of their expenses to be agreed upon by the Parties associated with GEC Africa’s development and these expenses will become the expenses of GEC Africa

      (c) GEC will approve the manufacturer of the GEC Africa products if outsourced and the parties shall mutually discuss and reach agreement upon the price of the products and services being marketed and charged to the GEC Africa customers

      (d) GEC will engage its own legal council in the country of South Africa

      (e) GEC will provide engineering drawings, fabrication details and parts lists to Isongo for production of the Mobile PureWater System (“MPWS”)

      (f) GEC will offer GEC Africa the right to market certain desalination technology as soon as it  becomes available to GEC.

      (g) GEC will offer options to purchase GEC common stock in an amount to be mutually acceptable to the Parties to Isongo based on certain performance criteria of GEC Africa.

     3.2  Obligations of Isongo

(a)

Isongo shall be responsible for all operations of GEC Africa, decisions concerning the use of the technologies licensed from GEC and the compliance of the License Agreement granted by GEC.

(b)

Isongo will use its best efforts and business relationships for the promotion of the business of GEC Africa.

(c)

Isongo will be responsible for all testing of the MPWS that may be required for its sale and use in South Africa.

(d)

Isongo will be responsible for whatever government approvals and registration may be necessary for the use of the GEC proprietary formula; (IMS1000) and all expenses so incurred will become the expenses of GEC Africa.

(e)

Isongo will prepare a marketing plan, which will be approved by GEC and provide the necessary capital to implement such plan.

(f)

Isongo will purchase an initial number of MPWS units, according to the Marketing Plan and the License Agreement approved by the Parties, from GEC at a price to be agreed upon by the Parties. The cost of these units will be an expense of GEC Africa and as such will become part of the EBIDTA calculation.

(g)

Isongo will be responsible for any and all capitalization of GEC Africa, unless both parties come to a mutual agreement otherwise.

ARTICLE 4.

OPERATION OF THE JOINT VENTURE COMPANY

     4.1 Incorporation.  Promptly after the execution of this Agreement the parties shall cause GEC Africa to be registered as a South African company in accordance with the terms herein and the laws of the Country of South Africa.

     4.2  Purposes of GEC Africa. GEC and Isongo shall organize GEC Africa for the purposes of providing the Services, as defined herein.

4.3

Shareholders’ Agreement of GEC Africa (Pty) Ltd.   The parties hereby agree that GEC Africa shall be organized in accordance with the Articles of Incorporation and the Shareholders’ Agreement of the Company and shall be in form and substance identical or substantially similar to the draft Shareholders’ Agreement attached hereto as Exhibit A.

     4.4 Operations of GEC Africa.

(a) GEC Africa will maintain all necessary insurance required by the laws of South Africa to include, but not be limited to all forms of causality, comprehensive and product liability insurance

(b).GEC Africa must have in place an Anti-Bribery and Corruption Policy for all employees, contractors, consultants and affiliated third parties

(c) GEC Africa will provide office space, staff, equipment and signage according to industry standards for the type of business being contemplated herein

(d) GEC Africa will meet periodic revenue requirements to be mutually agreed upon by the parties in order to maintain their rights as set forth in this Agreement and the License Agreement to be executed by the Parties.

(e) GEC Africa will engage an audit firm to keep the books and records of the Company which will be approved by GEC.  This firm will be qualified for the purpose of providing financial statements for use by the GEC auditors for the preparation of the financial reporting necessary for United States SEC compliance.

(f) All proprietary parts necessary for the manufacturer and assembly of the MPWS and the use of the approved chemical, IMS1000 will be purchased from GEC. Any parts not purchased from GEC must be approved by GEC and the final configuration of the MPWS unit must be approved by GEC.

4.5

Promptly upon the registration and incorporation of GEC Africa, GEC and Isongo will mutually negotiate and conclude a Shareholders Agreement within GEC Africa, whereby their interests, rights, obligations and duties and the relationship as between GEC and Isongo as co-shareholders of GEC Africa will be regulated or governed.

ARTICLE 5.

SHARES

      5.1 Preemptive Rights.  Each party shall have a preemptive right to subscribe for shares of any class whenever they may be issued by GEC Africa.  Such preemptive right shall be provided for in the Shareholders Agreement of GEC Africa.

     5.2.  Restriction on Transfer.  Except as expressly provided in this Agreement neither party shall sell, transfer, pledge nor otherwise dispose of any shares in GEC Africa without the prior approval of the Board of Directors of GEC Africa.  Such restriction on transfer of shares in GEC Africa shall be provided for in the Shareholders Agreement of GEC AFRICA.  In addition to the foregoing, neither party shall sell, transfer, pledge nor otherwise dispose of any shares in GEC Africa without the prior approval of the other party except in cases expressly provided in this Agreement.

ARTICLE 6.

MANAGEMENT

     6.1  Management of GEC AFRICA.

          6.1.1  Board of Directors.  The number of the Directors of GEC Africa shall be not less than three (3) and not more than five (5). Isongo and GEC shall each have the right to nominate an equal number of directors and Isongo and GEC will mutually agree upon a final selection to the Board of GEC Africa. The parties agree to vote their shares so as to appoint the nominees as Directors of GEC Africa. In case a director dies, resigns, or is removed prior to the fulfillment of his term, then the parties agree to fill the vacancy promptly and to vote their shares so as to appoint as his replacement a director nominated by the party who nominated the director whose death, resignation, or removal created the vacancy. The parties further agree to cause their respectively nominated and elected Directors to comply with all terms and conditions set forth in this Agreement, all applicable laws, and all resolutions of the Board of Directors.

          6.1.2 Chairman and Representative Director. The Board of Directors shall elect a Chairman and one (1) Representative Director.  Once so elected, the parties further agree that the Representative Director shall be the Managing Director of GEC Africa. The Managing Director of GEC Africa shall have the authority to conduct the daily operation of GEC Africa pursuant to the business plan approved by the Board of Directors of GEC Africa.

          6.1.3  Meetings of the Board of Directors.

          (a)  Meetings of the Board of Directors shall be convened whenever necessary but at least annually, and presided over by the Chairman of GEC Africa.  In case the Chairman is prevented from so doing, the Managing Director of GEC Africa shall do so. Any Director may, whenever it is deemed necessary, request the Chairman to convene a Meeting of the Board of Directors.  Meetings of the Board of Directors may be conducted by video conference provided that all Directors are on the line during the entire period of the meeting.

          (b) Notice of all meetings of the Board of Directors shall be given at least three (3) weeks in advance to each Director, and statutory auditor as appropriate, but where any matter requires such urgent action by the Board of Directors as to preclude the possibility of giving notice as aforesaid, notice shall be given to each Director, and statutory auditor as appropriate, by facsimile, as far in advance of the meeting as possible, but in no event less than three (3) days prior thereto.

          (c) The notice referred to in paragraph (b) above shall include an agenda of all matters to be considered at the meeting, in such detail as may be reasonable and necessary to permit the Directors, and statutory auditor(s) as appropriate, to study the matters which are to be considered at the meeting, and shall in any event describe in such detail any such matters which are referred to in Section 6.2 below.

          (d) All resolutions of the Board of Directors shall be adopted by an affirmative vote of three (3) or more Directors at a Meeting of the Board of Directors. In the event of a tie vote by the Directors, adoption of the resolution shall be determined by a majority vote of all shareholders.

          (e)  The substance of the proceedings at the Meeting of the Board of Directors and the resolutions thereof shall be recorded in the Minutes of the Meeting, which shall bear the names and the seals or signatures of the chairman of the Meeting, the Directors and the Statutory Auditors present at the Meeting.  The original Minutes of the Meeting shall be preserved in the Head Office of GEC Africa for a period of ten (10) years.  Copies of the Minutes of Meetings of the Board of Directors shall be promptly delivered to each shareholder.

          (f) The reasonable travel expense and accommodation charges of Directors attending the Meeting of the Board of Directors of GEC Africa and/or shareholder’s Meeting of GEC Africa shall be borne by GEC Africa.

          6.1.5 Actions Requiring Unanimous Approval by the Board of Directors.  The following actions require unanimous approval of the Board of Directors:

          (a) The adoption, amendment or repeal of any shareholder-handling regulation.

          (b) Any borrowing or issue of bonds and/or debentures.

          (c) Any pledge or encumbrance of any shares, bonds or debentures.

          (d) Any lending of money.

          (e) Any guarantee of any obligation of any Person.

          (f) The declaration of any dividend or other distribution of any kind.

          (g) The investment or allocation of surplus funds.

          (h) The transfer of any amount to reserves in any year out of earnings, after taxes.

          (i) The establishment of salaries or other remuneration or allowances in excess of twenty-four thousand USD ($24,000) per year per individual and the salaries of the Managing Director and all persons reporting directly to the Managing Director.

          (j) The adoption of any pension plan, bonus plan, plan for retirement allowances, or employee welfare plan or policy.

          (k) The adoption of the business plan and operating budget.

          (l) The organization of, or the acquisition or disposition of any interest in the legal or beneficial ownership of any other company or business organization.

          (m) Any acquisition, mortgage, pledge, sale, assignment, transfer or other disposition of any capital having a value in excess of five thousand, USD  ($5,000) which has not been provided for in the business plan and budget.

          (n) The selling of any new Equipment used in the operation of the business and approved in the Marketing Plan or License Agreement.

          (o) Any agreement or transaction with any party hereto or any Affiliate of any such party, other than purchases or sales in the ordinary course of business.

          (p) Any action substantially adversely affecting the financial condition of GEC Africa.

     6.2  Accounting.  GEC Africa shall keep all books of accounts and make all financial reports in accordance with the Generally Accepted Accounting Practices in the United States, and shall prepare preliminary financial statements, including without limitation a balance sheet and income statement, within fourteen (14) days after the end of each of the first three (3) quarters of GEC Africa’s fiscal year. The financial reports will be unaudited finalized versions thereof, including without limitation a balance sheet income statement, statement of cash flow, description of the GEC Africa activity and notes to the financial statement. At the end of the fourth quarter (Fiscal Year-End) and for the GEC Africa entire fiscal year, a complete unaudited financial statement in the same manner and content as for the previous three quarters will be  required by the Board of Directors (and more specifically GEC), copies of which shall be forwarded to each party. It will be necessary to have the GEC Africa financial statement audited by the auditors of GEC and this expense will be borne by GEC Africa and will become part of the EBIDTA calculation.

      6.2.1 Right of Inspection. At all times after GEC Africa's incorporation, each party shall have the right by its duly authorized representative or accountant to inspect and have full access to all properties, books of account, records and the like of GEC Africa, and GEC Africa shall furnish to the requesting party all information concerning the same which the requesting party may reasonably require in connection with a GEC or Isongo examination thereof, and the requesting party shall have the right to inspect and make copies from the books and records of GEC Africa at all reasonable times.

     6.3  Personnel.  The parties agree that the policy of GEC Africa is that it will pay no salary or fees to anyone employed by Isongo and/or GEC unless such person is engaged full time in the operation of GEC Africa and such salary or fee shall be commensurate with amounts generally paid for such services.

ARTICLE 7.

APPROPRIATION OF PROFIT AND OWNERSHIP

7.1

Profits, Losses and Ownership.

(a)

GEC Africa will be owned 51% by GEC and 49% by Isongo or its designee which designee must be approved by GEC.  Notwithstanding the 51% as to 49% ownership, both parties shall share equal voting rights in all respects of the business and business related matters of GEC Africa.  Approval of the Isongo designee will not be unreasonably withheld.

(b)

Commencing on the date hereof and ending on the termination of the business of GEC Africa, net cash flow based on EBIDTA (Earnings Before Interest, Taxes, Depreciation and Amortization) of GEC Africa shall be allocated as follows at the conclusion of each fiscal quarter: GEC shall be apportioned 25% and Isongo shall be apportioned 75%.

(c)

On any future Joint Ventures of the Parties and not as part of the business of GEC Africa, the ownership will be 51% to GEC and 49% to Isongo, or its designee.  The amount of the EBIDTA allocation will be 50% to GEC and 50% to Isongo.

ARTICLE 8.

CONFIDENTIALITY

     8.1  Confidential Obligations.  GEC and Isongo each covenants and agrees, during the term of this Agreement and for a period of five (5) years thereafter, on behalf of its Directors, officers, employees and agents to maintain in strict confidence and not to make any unauthorized use of the Confidential Information (hereinafter defined) received from the other party and GEC Africa, as the case may be, pursuant to this Agreement. The Confidential Information shall be (i) disclosed in writing or in other tangible form and clearly marked as confidential at the time of disclosure, or (ii) disclosed orally or in other intangible form and clearly indicated as confidential at the time of disclosure and, within thirty (30) days after such disclosure, followed up with a written notice stating the content and nature of such Confidential Information.

     8.2  Exceptions.  The obligations in this Section 8 will not apply to any information which (i) is or becomes available to the public other than by breach of this Agreement by the receiving party, or (ii) is or has been rightfully received by the receiving party from a third party, or disclosed by the disclosing party to a third party, without any restrictions as to its use or disclosure, or (iii) is or has been independently developed by the receiving party.

ARTICLE 9.

REPRESENTATION AND WARRANTY

   9.1  Representations and Warranties. The parties hereby represent and warrant to and hereby covenant with each other that they have the right and authority to enter into this Agreement and to perform the obligations on their respective parts under this Agreement.

ARTICLE 10.

TERMINATION AND RIGHT TO PURCHASE OR SELL SHARES

     10.1  Termination. This Agreement may be terminated by either Party upon written notice to the other Party for any reason which shall be effective thirty (30) business days from the date of such notice.

     10.2  Insolvency of GEC Africa.  This agreement shall be terminated and GEC Africa dissolved accordingly upon the occurrence of any of the following events to GEC Africa.

     (a) liquidation, bankruptcy or insolvency;

     (b) termination of business by decision of the shareholders;

     (c) the appointment of any trustee, receiver or liquidator for substantially all of the assets of the business of GEC Africa;

     (d) the attachment, sequestration, execution or seizure of substantially all of the assets of GEC Africa, which attachment, sequestration, execution or seizure is not vacated within thirty (30) days from the institution thereof;

     (e) judicial, governmental or any sale other than a voluntary sale of substantially all of the assets of GEC Africa by its Board of Directors.

     10.3  Sale of All Shares by One of the Parties.  This agreement may be terminated after the Effective Date by either GEC or Isongo on not less than ten (10) days' written notice to the other party hereto, if either GEC or Isongo shall cease to be the owner of any of the then issued common voting shares of GEC Africa.

     10.4  Termination For Cause. GEC or Isongo can terminate for cause in the event that the other party hereto shall default in the performance of any of its undertakings in this Agreement and such default shall not be remedied to the reasonable satisfaction of the non-defaulting party within sixty (60) days next after written notice of such default shall have been given to the defaulting party, in which case such termination shall take place on such sixtieth (60th) day.

     10.5  Insolvency Or Merger.  This Agreement may be terminated by either GEC or Isongo on not less than ten (10) days' written notice to the other party hereto, effective upon the date stated in such notice, if the other party shall file a petition in bankruptcy or for a receiver for all or any substantial portion of its property and assets, or if such petition shall be filed against the other party and shall not be dismissed with thirty (30) days from its filing, or if the other party shall file a petition for reorganization or to effect a composition with its creditors or such a petition shall be filed against the other party and shall not be discharged within thirty (30) days after the date of its filing, or if the other party shall make a general assignment for the benefit of creditors, and in the case of any such termination, all of the rights and obligations under and pursuant to this Agreement shall cease and terminate, except such as shall have accrued prior to termination, including but not limited to, any and all claims and demands for damages for any breach of any covenant contained in this Agreement.

      10.6 Survival. Section 6.2, Section 8, Section 10 and Section 11 of this Agreement shall survive and continue to be effective after the termination of this Agreement.

     10.7 Effectiveness of the Relative Agreements.   The termination of this Agreement shall not affect the effectiveness of any agreement executed by the parties hereto and/or Isongo pursuant to this Agreement and such relative agreements shall continue to be effective until such relative agreements will be terminated in accordance with the terms thereof.

ARTICLE 11.

GENERAL PROVISIONS

     11.1  Entire Agreement.  This Agreement and related agreements executed concurrently herewith supersede all negotiations, commitments and writings prior to the date hereof pertaining to the subject matter of this Agreement and such related agreements.  This Agreement shall not be changed or modified in any manner, except by mutual consent in writing of subsequent date signed by duly authorized representatives of both parties hereto.

     11.2  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees.

     11.3  Notice.  Any notice provided for under this Agreement shall be deemed effective when delivered in person or seven (7) days after deposit in the mails by registered or certified mail postage prepaid and addressed to the respective address listed in the introduction of this Agreement, or to such different address as either party may designate in writing to the other pursuant to this paragraph.

     11.4  Arbitration.  Any dispute or other disagreement arising from or out of this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof.  Arbitration shall occur by mutual agreement of GEC and Isongo in either Montclair, NJ or in South Africa.  In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recovery that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

     11.5  Severability.  In case any one or more of the provisions or portions of provisions, of this Agreement shall be deemed by any governmental authority to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions, or portions of provisions contained herein shall not be in any way affected or impaired thereby.

     11.6  Omissions or Delays.  No omission or delay on the part of any party hereto in requiring a due and punctual fulfillment by the other party hereto of the obligations of such other party hereunder shall be deemed to constitute a waiver by the omitting or delaying party of any of its rights to require such due and punctual fulfillment of any other obligation hereunder, whether similar or otherwise, or a waiver of any remedy it might have.

     11.7 Assignment and Succession.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but shall not be assignable by any party other than a Person acquiring substantially all of its business and assuming all of its obligation and liabilities, except with the written consent of the other party. In the event of any such assignment the transferor or assignor shall remain obligated to perform its own obligations and in addition shall be jointly and severally liable for the proper performance of the obligations of the transferee or assignee pursuant to this Agreement.

11.8

Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement

11.9

Final Inspection and Execution of License Agreement.  It is the intention of the Parties to have GEC conduct an on-site inspection of the facility and proposed location of GEC Africa as soon as practicable.  In addition, the parties will execute a License Agreement subsequent to the signing of this Agreement.  It is understood that this Agreement will only become effective on the date of the signing of the License Agreement by both Parties and the approval by GEC of the proposed facility and location of GEC Africa. As part of the completion and start-up of GEC Africa, Isongo will submit the proposed Business Plan for the approval of GEC.  This document and the aforementioned License Agreement and physical inspection will complete the requirements to effectuate this Agreement.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year as first above set forth.

GLOBAL ECOLOGY CORPORATION

__________________________________

Peter D. Ubaldi, President & CEO

ISONGO WATER (PTY), LTD

__________________________________

Rupert Gebers, Director

                                                                   - EXHIBIT A -

ARTICLES OF INCORPORATION
AND SHAREHOLDERS AGREEMENT